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                                                                             Exhibit No. (12)



                          KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (DOLLAR AMOUNTS IN MILLIONS)

                                                          Year Ended December 31
                                             ------------------------------------------------
                                              1997(a)   1998(b)   1999(c)   2000(d)   2001(e)
                                             ------------------------------------------------
Consolidated  Companies
-----------------------
  Income before income taxes. . . . . . . .  $1,352.7  $1,523.3  $2,251.7  $2,436.0  $2,164.4
  Interest expense. . . . . . . . . . . . .     164.8     198.7     213.1     221.8     191.6
  Interest factor in rent expense . . . . .      49.8      52.3      50.5      48.6      53.5
  Amortization of capitalized interest. . .       9.0       9.4      10.0       9.6      10.8

Equity Affiliates
-----------------
  Share of 50%-owned:
    Income before income taxes. . . . . . .      51.2      47.6      43.4      43.0       (.6)
    Interest expense. . . . . . . . . . . .       7.1       9.9       8.0       7.5       5.5
    Interest factor in rent expense . . . .        .7       1.2        .9        .9        .8
    Amortization of capitalized interest. .        .6        .5        .6        .5        .2
  Distributed income of less than 50%-owned      62.5      98.1      88.0      96.4     103.8
                                             --------  --------  --------  --------  --------

Earnings. . . . . . . . . . . . . . . . . .  $1,698.4  $1,941.0  $2,666.2  $2,864.3  $2,530.0
                                             ========  ========  ========  ========  ========

Consolidated Companies
----------------------
  Interest expense. . . . . . . . . . . . .  $  164.8  $  198.7  $  213.1  $  221.8  $  191.6
  Capitalized interest. . . . . . . . . . .      17.0      12.4      12.9      20.9      19.6
  Interest factor in rent expense . . . . .      49.8      52.3      50.5      48.6      53.5

Equity Affiliates
-----------------
  Share of 50%-owned:
    Interest and capitalized interest . . .       7.5      10.0       8.1       7.5       5.5
    Interest factor in rent expense . . . .        .7       1.2        .9        .9        .8
                                             --------  --------  --------  --------  --------

Fixed Charges . . . . . . . . . . . . . . .  $  239.8  $  274.6  $  285.5  $  299.7  $  271.0
                                             ========  ========  ========  ========  ========

      Ratio of earnings to fixed charges. .      7.08      7.07      9.34      9.56      9.34
                                             ========  ========  ========  ========  ========

Note:    The  Corporation is contingently liable as guarantor, or directly liable as the original  obligor,  for  certain  debt and lease obligations of S.D. Warren Company, which was sold  in  December  1994.  The buyer provided the Corporation with a letter of credit from a major  financial  institution  guaranteeing  repayment  of  these obligations.  No losses are expected  from  these  arrangements  and  they  have  not been included in the computation of earnings  to  fixed  charges.

(a)      Income before income taxes for consolidated companies and the ratio of earnings to fixed  charges  include  the  following  pretax items:  $478.3 million of charges for business improvement  programs  and $(26.5) of a gain on an asset disposal. Excluding these items, the ratio  of  earnings  to  fixed  charges  was  8.97.

(b)      Income before income taxes for consolidated companies and the ratio of earnings to fixed  charges  include  the  following  pretax items:  $377.8 million of charges for business improvement programs, $42.3 million of  Mobile  pulp mill fees and related severance and $(140.0)  of  a  gain  on  an asset disposal.  Excluding these items, the ratio of earnings to fixed  charges  was  8.09.

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(c)      Income before income taxes for consolidated companies and the ratio of earnings to fixed  charges  include  the  following  pretax  items:  $47.8 million of charges for business improvement programs, $22.6 million of business integration and other costs,
         $9.0 million of Mobile  pulp  mill  fees  and  related  severance  and  $(176.7)  of gains on asset disposals. Excluding these items, the ratio of  earnings  to  fixed charges  was  9.00.

(d)      Income before income taxes for consolidated companies and the ratio of earnings to fixed  charges  include  the  following  pretax  items:  $24.4 million of charges for business improvement programs, $35.1 million of business integration and other costs,
         $15.2 million of litigation  settlements  and  $(75.8)  of  patent  settlement  and accrued liability reversal. Excluding  these  items,  the  ratio  of  earnings  to fixed  charges  was  9.55.

(e)      Income before income taxes for consolidated companies and the ratio of earnings to
         fixed  charges  include  the  following  pretax  items:   $52.6 million of charges
         for a North American mill closing and  other  write-offs, $32.5 million of charges for a Latin American asset  plan,  $55.5  million  of  charges  for business improvement programs, $29.1 million of business  integration and other costs and
         $43.2 million of arbitration settlements.  Excluding these  items,  the  ratio  of earnings  to  fixed  charges  was  10.12.
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